AVX AIRCRAFT COMPANY

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of July 30, 2013 (the “Effective Date”) by and between AVX Aircraft Company, a Maryland corporation (the “Assignor”) and AVX Aircraft Technologies, Inc., a Delaware corporation (the “Company”).

A.                  WHEREAS, David Brody and the Assignor have entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which, among other things, the Assignor will transfer its equity interests in the Company to Mr. Brody and the Assignor will repurchase certain of its shares of capital stock (the “Shares”) from Mr. Brody (the “Transaction”);

B.                  WHEREAS, after the Transaction Mr. Brody will own all of the equity interests in the Company.

C.                  WHEREAS, in connection with the Transaction, the Assignor desires to assign and transfer to the Company the Assignor’s right, title and interest in and to the Contract (as defined below) and the Assignor’s right, title and interest in and to the IP Assets (as defined below).

NOW, THEREFORE, in consideration of foregoing recitals, which are hereby incorporated by reference, and the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Definitions. As used herein, the following terms will have the meanings set forth below.

A.                  “Assumed Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or =matured or determined or determinable under the Contract or arising out of the IP Assets.

B                   “Contract” means the Consulting Agreement dated December 12, 2013 by and between the Assignor and AdamWorks, LLC.

C.                  “Derivative” means: (i) any derivative work (as defined in Section 101 of the U.S., Copyright Act) of any IP Asset (as defined below); (ii) all improvements, modifications, alterations, adaptations, enhancements and new versions of any IP Asset; and (iii) all technology, inventions, products or other items that, directly or indirectly, incorporate, or are derived from, any part of the IP Assets.

D.                  “Embodiment” means all documentation, reports, drafts, papers, designs, schematics, diagrams, drawings, images, models, prototypes, source and object code (in any form or format and for all hardware platforms), computer-stored data, diskettes, manuscripts and other items describing all or any part of the IP Assets or in which all or any part of the IP Assets are set forth, embodied, recorded or stored.

E.                  “Intellectual Property Right(s)” means any or all intellectual and proprietary rights existing as of the Effective Date throughout the world, including without limitation the following and all rights in, arising out of, or associated therewith: (i) inventions, discoveries, processes, designs and software; (ii) trade secrets and other rights in know-how and confidential or proprietary information; (iii) copyrights, copyrights registrations and applications therefore and all other rights corresponding thereto throughout the world; (iv) industrial designs and any registrations and applications therefore throughout the world; (v) mask works, mask work registrations and applications therefore, and all other rights corresponding thereto throughout the world; (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; (vii) economic rights, neighboring rights, connected rights and rights of exploitation in any of the foregoing; and (viii) rights to bring an action at law or in equity for the infringement or other impairment of any of the foregoing.

F.                  “IP Assets” means those assets listed on Schedule A attached hereto, including all Derivatives and Embodiments thereof, and all Intellectual Property Rights in any and all of the foregoing.

2.                  Assignment and Delivery. Effective on the Effective Date, in partial consideration of the receipt of the Shares pursuant to the Exchange Agreement, the Assignor hereby irrevocably assigns, transfers, grants, conveys, delivers and relinquishes exclusively to the Company, its successors and assigns, (i) all of the Assignor’s entire right, title and interest in and to the Contract and (ii) all of Assignor’s right, title and interest in and to each and all of the IP Assets, and shall have no further obligations or liabilities with respect to the Assumed Liabilities from and after the Effective Date.

3.                  Further Assurances; Appointment of Attorney-in-Fact. The parties hereto agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the provisions of this Agreement. The Assignor further agrees, promptly upon request of the Company, its successors and assigns, to execute and deliver, without further compensation of any kind, any power of attorney, assignment, application for copyright, patent or other intellectual property right protection, or any other papers which may be necessary or desirable to fully secure to the Company, its successors and assigns, all right, title and interest in and to each of the IP Assets, and to cooperate and assist in the prosecution of any opposition proceedings involving such rights and any adjudication of the same.

4.                  Assumption and Acceptance of Assignment. The Company, by its execution below, hereby: (i) assumes, and agrees to pay, perform and discharge, all of the obligations of the Assignor under the Assumed Liabilities and (ii) accepts the IP Assets and agrees to be bound by the Contract as a successor to the Assignor, and shall be entitled to all benefits to be derived there from from and after the Effective Date. The Company shall discharge the Assumed Liabilities in their ordinary course.

5.                  General.

A.                  Counterparts. This Agreement may be executed in two or more counterparts, and may be delivered by facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically delivered signatures shall be deemed to be originals for all purposes.

B.                  Entire Agreement. This Agreement, including all schedules attached hereto, and the Exchange Agreement constitute the final, complete and exclusive agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement, either written or oral.

C.                  Governing Law; Jurisdiction. This Agreement shall be governed and construed under the laws of the State of Colorado other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado. Any dispute regarding this Agreement shall be subject to the jurisdiction of the courts located in the City of Denver, Colorado, or the City of Ft. Worth, Texas, and the parties hereto submit to the personal jurisdiction of any such court and shall not challenge the personal jurisdiction or venue of any claim brought in any such court pursuant to this Agreement.

D.                  Headings. The headings contained herein are for the convenience of reference only, and are not intended to define, limit, expand or describe the scope or intent of any clause or provision of this Agreement.

E.                  Injunctive Relief. If either party hereto breaches, or threatens to breach any material provision of this Agreement, both parties agree that the non-breaching party would have no adequate remedy at law and would therefore be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual money damages.

F.                  No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than the parties hereto (and their authorized assignees) any rights, remedies or other benefits under or by reason of this Agreement.

G.                  Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision will be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law, and if no feasible interpretation will save such provision, it shall be severed from this Agreement, and the remaining provisions shall remain in full force and effect.

H.                  Waiver. The failure of either party hereto to enforce any provision of this Agreement shall in no way be construed to be a present or future waiver of such provision, nor in any way affect the right of either party to enforce such provision thereafter. The express waiver by either party hereto of any provision of this Agreement shall not constitute a waiver of the other party’s future obligation to comply with such provision.

(signature page(s) follow)

IN WITNESS WHEREOF, the parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement,

COMPANY:

AVX Aircraft Technologies, Inc.

/s/ David Brody
David Brody

Title: ____________________________________________________

Address: _________________________________________________
_________________________________________________________
_________________________________________________________

ASSIGNOR:

AVX Aircraft Company

/s/ Don L. Taylor
Don L. Taylor, Sr. Vice President and CFO

Address: ________________________________________________
________________________________________________________
________________________________________________________

Schedule A

IP ASSETS

1.

Assignor’s right, title and interest in and to any Intellectual Property Rights directly related to fixed-wing VTOL aircraft that was developed under the Consulting Agreement dated December 12, 2012 by and between the Assignor and AdamWorks, LLC excluding any other Intellectual Property Rights related to the Assignor’s business